[LETTERHEAD OF AMERICAN SKANDIA INVESTMENT SERVICES, INCORPORATED]


                                                              May __, 1997


American Skandia Marketing, Incorporated
One Corporate Drive
Shelton, Connecticut 06484

Ladies & Gentlemen:

                  With respect to our purchase from you, for the account of American Skandia Investment Services, Incorporated, a Connecticut corporation, at the purchase price of $100,000, representing 1000 shares of each of the ten series of American Skandia Advisor Funds, Inc. (the "Company"), we hereby advise you that we are purchasing such shares for investment purposes without any present intention of withdrawing or reselling.

                  The amount paid by the Company on any decrease or withdrawal by us of any portion of such shares will be reduced by a portion of any unamortized organization expenses, determined by the portion of the amount of such shares withdrawn to the aggregate shares of all holders of similar shares then outstanding after taking into account any prior withdrawals of any such shares.

                              Very truly yours,

                              AMERICAN SKANDIA INVESTMENT SERVICES, INCORPORATED


                                             By: ______________________________
                                                           Name:
                                                           Title: